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                                                                    Exhibit 99.1

                     FORM OF WRITTEN COMPENSATION AGREEMENT



                      REDBACK NETWORKS INC. 1997 STOCK PLAN

                          NOTICE OF STOCK OPTION GRANT


               You have been granted the following option to purchase Common Stock of Redback Networks Inc. (the "Company"):

               Name of Optionee:

               Total Number of Shares Granted:

               Type of Option:                     Incentive Stock Option

                                                   Nonstatutory Stock Option

               Exercise Price Per Share:           $

               Date of Grant:

               Date Exercisable:                   This option may be exercised, in whole or in part,
                                                   for 100% of the Shares subject to this option at
                                                   any time after the Date of Grant.

               Vesting Commencement Date:

               Vesting Schedule:                   The Right of Repurchase shall lapse with respect
                                                   to the first 25% of the Shares subject to this
                                                   option upon the Optionee's completion of 12 months
                                                   of Service from the Vesting Commencement Date and
                                                   an additional 1/48th of the Shares on the
                                                   (VestDay) day of each month thereafter.

               Expiration Date:

By your signature and the signature of the Company's representative below, you and the Company agree that this option is granted under and governed by the terms and conditions of the 1997 Stock Plan and the Stock Option Agreement, both of which are attached to and made a part of this document.

OPTIONEE:                                          REDBACK NETWORKS INC.